March 2006 Filed Pursuant to Rule 433 Registration Nos. 333-128893 March 7, 2006

2 Jameson Inn – Investor Presentation

Forward Looking Statement
Certain statements made during this presentation are forward-looking and are subject to risks and uncertainties.  The forward-looking statements made are based on our beliefs, assumptions and expectations of future performance, taking into account all information currently available to us.
Actual results could differ materially from the forward-looking statements made during this presentation.
When we use the words "believe," "expect," "anticipate," "plan," "will,"
"intend" or other similar expressions, we are identifying forward-looking statements.
The forward-looking statements made during this presentation are subject to the safe harbor of the Private Securities Litigation Reform Act of 1995.
We refer you to our filings with the Securities and Exchange Commission for a more detailed discussion of the risks that may have a direct bearing on our operating results, performance and financial condition.

This presentation is not an offer to sell or solicitation of offers to buy any of our securities.  Any such offers may be made only by our prospectuses which may be obtained at,
https://enroll.jamesonstockawards.com/.
Ownership of our securities and participation in our Jameson Stock
Awards program involve certain risks which are discussed in our prospectuses which may be obtained at,
https://enroll.jamesonstockawards.com/ and our other filings with the Securities and Exchange Commission which may be seen at
http://SEC.gov and at http://www.jamesoninns.com/

Founded by Thomas Kitchin, Chairman & CEO, in 1987
Brand owner and operator of economy and mid-scale hotels
– Jameson Inns
• Southeastern United States
• 95 owned hotels (5,736 guest rooms)
• 12 franchised hotels (479 guest rooms)
– Signature Inns (12 being converted to Jameson Inns)
• Midwestern United States
• Portfolio acquired in 1999
• 14 owned hotels (1,592 guest rooms)
All hotel and room count numbers are as of December 31, 2005.
Overview of the Company

Geographic Locations – 121 Inns (7,807 rooms)
Diversified across the Southeastern and Midwestern United States
Distribution by Number of Inns
Mississippi, 6
Florida, 6
S. Carolina,
10
Tennessee,
12
Indiana, 12
N. Carolina,
14
Kentucky, 3
Louisana, 3
Ohio, 1
Virginia, 2
Illinois, 3
Georgia, 31
Alabama, 18

Experienced management team with significant ownership stake
Committed to outstanding customer service
Strong and growing proprietary brand name
Significant opportunities for growth
Most unique loyalty program in industry
Keys to our Success

Executive Management
18 years Lodging Industry experience on average
20 18 Chief Accounting Officer &
Treasurer
Martin D. Brew
W. David Vining
D. Anthony Maness
Steven A. Curlee
Craig R. Kitchin
Thomas W. Kitchin
Name
VP – Marketing
VP – Operations
VP – Legal & General Counsel
President & Chief Financial
Officer
Chief Executive Officer
Title
13 13
26 7
16 2
14 14
18 18
Years in
Lodging
Industry
Years with
Company
Senior management beneficially owns approximately 6% of the
common stock.

Commitment to Customer Satisfaction
Jameson Inns ranked #1 in overall customer satisfaction for Economy
Chains (2005, 2004 and 2003)
Source: Market Metrix, 2005. Customer Satisfaction Scores Listed are for Annual 2005
: Market Metrix, 2005. Customer Satisfaction Scores Listed are for Annual 2005
“Perfect Stay Guarantee” offered to every guest
– Room charge refunded for unsatisfied guests
88.4
83.6 83.0
81.9
79.1
75.0
80.0
85.0
90.0
Jameson
Inns
Hampton Inn Fairfield Inn Holiday Inn
Express
Comfort Inn

Growth Opportunities – Maximizing the Jameson Inn Brand
Major Capital Investment Program
Jameson Inn Conversions
Jameson Stock Awards
Strong network in smaller markets in Southeast.  Infill opportunities in larger markets.
New development or selective property acquisition to re-brand.
5,604
6,215
6,845
7,544
5,000
6,000
7,000
8,000
2004 2005 2006 2007
Anticipated Rooms Growth due to Conversions
2004 2005 2006 2007

11 Knoxville, TN (Jameson Inn) – After Conversion

12 Louisville East, KY - Lobby

13 Louisville East, KY – Front Desk

14 Louisville East, KY - Pool

15 Elkhart, IN - Front Desk

16 South Bend, IN – Lobby

17 Indianapolis (Castleton), IN - Vanity

18 Indianapolis (Castleton), IN – King Size Bedroom

Creating the Most Unique Loyalty Program in the Industry
- Launched July 1, 2005 – 9,300 members in 49 states since inception.
- Members receive common stock as a result of staying at any of our hotels.
- Driving business with Jameson Stock Awards Program.
- Aligning the brand, shareholders and customers.
8%
10%
9%
14%
20%
21%
5%
10%
15%
20%
25%
July Aug Sept Oct Nov Dec
Results of RevPAR Growth for Continuing Operations
Revenue Growth

20 Financial Overview

21 RevPar for All Inns $27.69 $27.82 $29.30 $33.27 $33.47 $36.96 $33.85 $35.21 $38.38 $27.82 $29.02 $34.16 $27 $29 $31 $33 $35 $37 $39 Q1 Q2 Q3 Q4 RevPAR for All Inns 2003 2004 2005

Recent RevPAR Trending
Jameson Inns have demonstrated improving performance
27.9% RevPAR increase from Q4 ’03 to Q4 ’05 for Jameson Inns
$23.57
$29.38
$27.82
$22.03
$31.66
$29.02
$19.50
$37.55
$34.16
$18.00
$23.00
$28.00
$33.00
$38.00
Q4-2003 Q4-2004 Q4-2005
Signature Brand Jameson Brand All Inns

23 Jameson Brand Occupancy (Last three 4th Quarters) 50.6% 50.7% 57.3% 50.0% 52.0% 54.0% 56.0% 58.0% Q4'03 Q4'04 Q4'05 Fourth Quarter Occupancy

Jameson Brand Annual Occupancy Rates (2003-2005)

Annual Occupancy
59.0%
58.0%
57.0%
56.0%
55.0%
54.0%
53.0%
54.5%
55.6%
59.3%
2003
2004
2005

24

Jameson Brand Average Daily Rate
The Jameson brand has achieved significant growth in ADR
$58.40
$58.35
$58.56
$58.05
$58.00
$59.48
$61.34
$62.43
$62.80
$63.20
$63.69
$65.50
$55.00
$56.00
$57.00
$58.00
$59.00
$60.00
$61.00
$62.00
$63.00
$64.00
$65.00
Q1'03 Q2'03 Q3'03 Q4'03 Q1'04 Q2'04 Q3'04 Q4'04 Q1'05 Q2'05 Q3'05 Q4'05
ADR Jameson brand

Jameson Brand RevPAR Growth
Significant RevPAR growth driven by improving occupancy & ADR
18.6% year – over – year RevPAR growth as of most recent quarter
2.6%
-0.4%
3.4%
1.0%
3.0%
2.4%
8.9%
7.8%
9.2%
11.5%
11.4%
18.6%
-2.0%
1.0%
4.0%
7.0%
10.0%
13.0%
16.0%
19.0%
Q1'03 Q2'03 Q3'03 Q4'03 Q1'04 Q2'04 Q3'04 Q4'04 Q1'05 Q2'05 Q3'05 Q4'05
Year - Over - Year  RevPAR Growth

Jameson Brand Gaining Momentum
Jameson Brand RevPar index 2005
84
85
88
90
87
86 86
81
82
80
83
85
74
76
78
80
82
84
86
88
90
92
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
2005
* RevPAR Index provided by Smith Travel Research

Potential Upside With Conversions to Jameson Brand
Signature Brand RevPar Index 2005
45
44
46
51
61
62
61
59
57
55
54
43
0
10
20
30
40
50
60
70
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
2005
* RevPAR Index provided by Smith Travel Research

Market Penetration After Conversion is Increasing
Average RevPar Index for 3 inns converted April 1, 2005
74
73
75
87
79
85
91
82
85
51
51
42
0
10
20
30
40
50
60
70
80
90
100
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
2005
* RevPAR Index provided by Smith Travel Research

Market Penetration After Conversion is Increasing
* RevPAR Index provided by Smith Travel Research
Average RevPAR Index for 2 inns converted October 1, 2005
43
47
68
48
42
45
53
68
66
40
55
34
0
10
20
30
40
50
60
70
80
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec
2005

Capital Structure, Leverage & Coverage Statistics
12/31/2005 12/31/2004
($ in millions) ($ in millions)
Capital Structure
Equity Market Capitalization 123.6 $       (1) 112.4 $       (1)
Net Debt 192.3          196.2
Enterprise Value 315.9 $       308.6 $
Leverage
Net Debt / Enterprise Value 60.9% 63.6%
Net Debt / Adjusted EBITDA 6.7 x 7.4 x
(1) based on stock price of $2.15 and $1.97 as of close on December 31, 2005 and 2004,respectively

Schedule of Indebtedness
Average
Amount Range of  Interest
at 12/31/05  Maturity Rate
($ in millions)
Variable Rate Debt $94.1 2006 to 2019 6.6%
Fixed Rate Debt 98.4   2010 to 2035 7.4%
Total Long-Term Debt  $192.5 7.0%

EBITDA * Detail at December 31,
2005 2004 2005 2004
Net Income (Loss) (1,582) $   (5,001) $    440 $       (27,350) $
Depreciation 4,320       3,269        14,824     13,874
Interest Expense 3,586       2,598        12,970     10,586
Income Tax Expense -              3,320        -              -
EBITDA 6,324 $    4,186 $     28,234 $   (2,890) $
The items listed below have not been
included as adjustments in the above
calculation of EBITDA:
Gain on sale of property and equipment (15) $       (34) $         (19) $        (767) $
Early extinguishment of mortgage notes 1             34             385          66
Lease termination costs -              -               -              8,954
Impairment losses -              -               -              769
Preferred dividends -              -               -              4,372
Loss on redemption of preferred stock -              -               -              15,955
Adjusted EBITDA 6,310 $    4,186 $     28,600 $   26,459 $
* See Apendix A for definition of EBITDA
* Continuing Operations Hotels Only
Three Months Ended For the Year Ended
($ in thousands) ($ in thousands)

Appendix A - EBITDA
We use EBITDA to measure the financial performance of our operations because it excludes interest, income taxes, depreciation and amortization, which bear little or no relationship to our hotel operating performance. EBITDA is defined as income before interest expense, income tax expense, depreciation and amortization.
This information should not be considered as an alternative to any measure of performance as promulgated under GAAP, nor should it be considered as an indicator of our overall financial performance. Our calculations of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.
Adjusted EBITDA is a non-GAAP measure and should not be used as a substitute for measures such as net income (loss), cash flows from operating activities, or other measures computed in accordance with GAAP.  The Company uses Adjusted EBITDA to measure its performance and to assist in the assessment of hotel property values.  Adjusted EBITDA is also a widely used industry measure which the Company believes provides pertinent information to investors and is an additional indicator of the Company’s operating performance.  The Company defines
Adjusted EBITDA as EBITDA excluding the effects of certain charges such as gains and losses related to the sale of Inns, gains and losses related to early extinguishment of debt, losses on impairment of real estate, costs related to the acquisition of Kitchin Hospitality, preferred dividends, and the cost of redemption of preferred stock.

35